Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE

FOR FURTHER INFORMATION CONTACT:
Investor Relations Contact:
Tom Ryan/Raphael Gross
866-947-4663
Media Contact:
Marcus Gamo/Aimee Grove
415-277-4925
ziprealty@allisonpr.com
ZipRealty Reports 16% Increase in Net Revenues for Second Quarter
Announces Plans to Enter New York Market
EMERYVILLE, Calif. — August 7, 2007 — ZipRealty, Inc. (Nasdaq: ZIPR) today announced financial results for its second quarter ended June 30, 2007. For the quarter, net revenues were $31.3 million, a 16% increase from the $26.9 million reported in the second quarter of 2006. The Company’s net loss for the period was $1.0 million, or $0.05 per basic and diluted share, compared with a net loss of $0.2 million or $0.01 per basic and diluted share in the year ago period. On a pro forma basis, second quarter net income per diluted share was $0.01 versus net income of $0.07 per diluted share for the same period a year ago.
Pat Lashinsky, President and CEO of ZipRealty, commented, “We were pleased to post solid results for the quarter in the current challenging residential real estate environment. We credit our value proposition and ability to execute, particularly during a period of investment in national expansion. To that point, hiring the right team in the right markets is our top priority. In addition, we are working to ensure that our agents and customers have the best tools available during the decision making process. To date, those features continue to drive record traffic and activity to our site, and combined with new market investments this year, we are confident that ZipRealty is uniquely positioned to continue to gain market share in a challenging market and to better drive value when the market turns. With that goal, I am pleased to announce that we will be entering the New York market by the end of the year. Our initial expansion into the Long Island and Westchester County markets will be the tenth and eleventh new markets during 2007 and approaches the high end of our stated goal of opening ten to twelve new markets this year.”
ZipRealty announced the following operating metrics for the second quarter of 2007:
•	At June 30, 2007, there were 2,070 ZipAgents employed, up from 1,669 at the end of the second quarter of 2006.

•	The total value of real estate transactions closed increased to approximately $1.41 billion in the second quarter of 2007 versus $1.26 billion for the same period in 2006.

•	The total number of transactions closed increased approximately 12.3% to 3,988 from 3,552 during the same prior year period.

•	Average net revenue per transaction increased approximately 3.7% to $7,649 from $7,375 in the second quarter of 2006.
Balance Sheet & Liquidity
As of June 30, 2007, the Company had approximately $86.7 million of cash, cash equivalents and short-term investments, with no long-term debt.
Use of Non-GAAP Financial Measures
To supplement its financial statements presented in accordance with GAAP, ZipRealty uses a non-GAAP measure of net income (loss) it refers to as “pro forma net income (loss)” that excludes certain items including stock-based compensation, non-cash income taxes and certain one-time items, if any. A reconciliation of this non-GAAP measure to GAAP is provided in the attached tables. These non-GAAP adjustments are provided to enhance the user’s overall understanding of ZipRealty’s current financial performance and its prospects for the future. ZipRealty believes these non-GAAP results provide useful information to both management and investors by excluding certain items it believes are not indicative of its core operating results and thus presents a more meaningful basis for comparison between periods. Further, this non-GAAP method is the primary basis management uses for planning and forecasting its future operations. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with GAAP.
Financial Guidance
2007 is expected to be a year of significant investment, as the Company plans to expand into ten to twelve new markets. Based on this plan and management’s current outlook, the Company reiterates the following guidance from May 2007:
•	Revenues are expected to range from $105 to $110 million.

•	Average agent productivity is expected to approximate 0.6 to 0.7 closed transactions per agent per month, with average net revenue per transaction of approximately $6,500 to $7,000.

•	Agent count at the end of the year is expected to be between 2,200 and 2,400 agents.

•	The Company expects to report a full year GAAP net loss of between $10 and $13 million, or $0.45 to $0.60 per basic and diluted share, based on 23 million shares outstanding. The range of the pro forma loss is expected to be between $6 and $9 million, or $0.25 to $0.40 per basic and diluted share.
Conference Call Details
A conference call to discuss second quarter results and the Company’s outlook for 2007 will be webcast live on Tuesday, August 7, 2007 at 5:00 p.m. Eastern Time on the investor relations section of ZipRealty’s website, www.ziprealty.com. Listeners may also access the call by dialing 800-817-2743. A replay of the conference call will be available through August 14, 2007 by dialing 888-203-1112, password 8879004.
About ZipRealty, Inc.
ZipRealty is a full-service residential real estate brokerage firm. The Company uses the Internet, proprietary technology and efficient business processes to provide home buyers and sellers with high-quality service and value. Founded in 1999, the Company operates in 28 major markets in 17 states and the District of Columbia. The Company’s client-centric business strategy utilizes a sophisticated web site, which enables homebuyers and sellers to access comprehensive local Multiple Listing Services home listings data and other relevant information. The Company also utilizes a proprietary business management technology platform, which reduces costs and allows the Company to pass on significant financial savings to consumers. This Internet-enabled, technology-driven, employee-based model provides the Company with a distinct competitive advantage, allowing ZipRealty to consistently deliver outstanding service to clients. For more information on ZipRealty, visit www.ziprealty.com or call 1-800-CALL-ZIP.
Cautionary Language
This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the federal securities laws, including, without limitation, statements regarding the residential real estate market conditions for the remainder of 2007, the advantages of the Company’s platform in creating a unified infrastructure, culture and focus on customer service, growth of the Company’s brand, the Company’s future financial performance, and statements under “Financial Guidance” concerning expected investment and plans to open new markets, revenues, agent productivity, average net revenue per transaction, agent headcount, net loss and loss per share and shares outstanding for the year ending December 31, 2007. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. The risks and uncertainties include but are not limited to a continuing decline in the residential real estate market, including a decline in the number and/or sales prices of homes, the Company’s limited operating history and limited profitability, the Company’s access to MLS listings and leads from third parties that it does not control, economic events or trends in housing prices, interest rates, the newness and scalability of the Company’s business model, the Company’s ability to hire, retain and train qualified agents and key personnel, the Company’s ability to manage growth in terms of personnel, expansion into new markets, information and control systems and legal restrictions, the Company’s ability to comply with often complex federal and state laws and regulations concerning real estate brokerage, other core services such as mortgage and insurance, internet content, privacy and other matters as well as rules of real estate industry organizations, competition, seasonality, geographic concentration, use by Internet service providers and personal computer users of more restrictive email filters, and other risk factors set forth in the Company’s filings with the SEC, including but not limited to its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007. The forward-looking statements included in this release are made as of today’s date and, except as otherwise required by law, ZipRealty does not intend to update these forward-looking statements to reflect events or circumstances after the date hereof.

ZipRealty, Inc.
Consolidated Statements of Operations (unaudited)
(in thousands, except per share amounts and operating data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Net transaction revenues	$30,506	$26,195	$53,181	$44,843
Referral and other revenues	775	714	1,482	1,283

Net revenues	31,281	26,909	54,663	46,126

Operating expenses
Cost of revenues	17,312	14,590	30,387	25,330
Product development	1,813	1,351	3,494	2,752
Sales and marketing	9,829	7,596	18,676	14,679
General and administrative	4,457	3,030	8,425	6,329

Total operating expenses	33,411	26,567	60,982	49,090

Income (loss) from operations	(2,130)	342	(6,319)	(2,964)

Other income (expense):
Interest income	1,094	896	2,182	1,696
Other income (expense), net	4	—	—	—

Total other income (expense), net	1,098	896	2,182	1,696

Income (loss) before income taxes	(1,032)	1,238	(4,137)	(1,268)

Provision for (benefit from) income taxes	—	1,458	—	(260)

Net income (loss)	$(1,032)	$(220)	$(4,137)	$(1,008)

Net income (loss) per share:
Basic	$(0.05)	$(0.01)	$(0.19)	$(0.05)
Diluted	$(0.05)	$(0.01)	$(0.19)	$(0.05)

Weighted average common shares outstanding:
Basic	22,501	20,366	22,255	20,329
Diluted	22,501	20,366	22,255	20,329

Supplemental operating data (unaudited)
Number of ZipAgents at beginning of period	1,875	1,481	1,794	1,366
Number of ZipAgents at end of period	2,070	1,669	2,070	1,669
Total value of real estate transactions closed during period (in billions)	$1.41	$1.26	$2.45	$2.16
Number of transactions closed during period (1)	3,988	3,552	7,098	6,190
Average net revenue per transaction during period (2)	$7,649	$7,375	$7,492	$7,244

(1)	The term “transaction” refers to each representation of a buyer or seller in a real estate purchase or sale.

(2)	Average net revenue per transaction equals net transaction revenues divided by number of transactions with respect to each period.
Pro forma earnings (loss) and pro forma earnings (loss) per share
Pro forma net (loss) and pro forma earnings net (loss) per share have been computed to give effect to excluding stock-based compensation expense and non-cash income taxes. Management believes that pro forma net (loss) for the three and six months ended June 30, 2007 and 2006 provides useful information to investors because it excludes the impact of items it believes are not indicative of its core operating results and thus presents a more consistent basis for comparison between periods.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
GAAP net income (loss) as reported	$(1,032)	$(220)	$(4,137)	$(1,008)
Stock-based compensation	1,172	613	1,995	1,169
Non-cash income taxes	—	1,289	—	(280)

Pro forma net income (loss)	$140	$1,682	$(2,142)	$(119)

Pro forma net income (loss) per share:
Basic	$0.01	$0.08	$(0.10)	$(0.01)
Diluted	$0.01	$0.07	$(0.10)	$(0.01)

Pro forma weighted average common shares outstanding:
Basic	22,501	20,366	22,255	20,329
Diluted	24,130	24,145	22,255	20,329

ZipRealty, Inc.
Consolidated Balance Sheets (unaudited)
(in thousands)

	June 30,	December 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$6,712	$8,575
Short-term investments	80,005	80,233
Accounts receivable, net of allowance	3,100	1,781
Prepaid expenses and other current assets	3,214	3,151
Current and deferred income taxes	32	29

Total current assets	93,063	93,769

Restricted cash	90	90
Property and equipment, net	4,633	4,114
Investment in non-consolidated companies	13	17
Other assets	309	367

Total assets	$98,108	$98,357

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,696	$2,184
Accrued expenses	8,624	7,791

Total current liabilities	11,320	9,975

Other long-term liabilities	501	513

Total liabilities	11,821	10,488

Stockholders’ equity:
Common stock: 22,526 and 21,627 shares issued and outstanding at June 30, 2007 and December 31, 2006, respectively	23	22
Additional paid-in capital	139,518	134,813
Common stock warrants	3,305	5,519
Deferred stock-based compensation	(27)	(71)
Accumulated other comprehensive loss	(138)	(157)
Accumulated deficit	(56,394)	(52,257)

Total stockholders’ equity	86,287	87,869

Total liabilities and stockholders’ equity	$98,108	$98,357